Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Net Income Per Share and Core Operating Income Per Share of $2.64 and $2.41, Respectively, Including Catastrophe Losses of $0.80 Per Share; P&C Combined Ratio of 90.9%, or 84.8% Excluding Catastrophes

•

Core operating income was $1.1 billion compared with a loss of $(60) million prior year. Core operating income excluding catastrophe losses was $1.5 billion, or $3.21 per share, up 2.9% per share. On a current accident year basis, core operating income excluding catastrophe losses was $2.82 per share, up 5.2%.

•

P&C net premiums written were $7.5 billion and Global P&C net premiums written, which exclude Agriculture, were $6.7 billion, up 2.5% and 3.5%, respectively, and up 2.8% and 3.9%, respectively, on a constant-dollar basis. Excluding merger-related actions, which are substantially completed, Global P&C net premiums written were up 4.4% in constant dollars.

•	P&C underwriting income was $669 million. P&C current accident year underwriting income excluding catastrophe losses was $876 million, up 4.3%.

•	P&C current accident year combined ratio excluding catastrophe losses was 88.2% compared with 88.5% prior year.

•	Pre-tax catastrophe losses in the quarter were $450 million compared with $1,893 million prior year and $341 million on an expected basis for the third quarter 2018.

•	Adjusted net investment income was $883 million pre-tax.

•	Annualized ROE and core operating ROE were 9.7% and 8.7%, respectively.

ZURICH – October 23, 2018 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2018 of $1,231 million, or $2.64 per share, compared with a net loss of $(70) million, or $(0.15) per share, for the same quarter last year. Core operating income was $1,122 million, or $2.41 per share, compared with a core operating loss of $(60) million, or $(0.13) per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 90.9%. Book and tangible book value per share increased 0.4% and 1.3%, respectively, from June 30, 2018 and now stand at $110.46 and $66.83, respectively. Foreign currency movement (FX) unfavorably impacted book value by $425 million after-tax and tangible book value by $252 million after-tax.

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Chubb Limited News Release

Chubb Limited

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2018	2017	Change	2018	2017	Change
Net income (loss)	$1,231	$(70)	NM	$2.64	$(0.15)	NM
Chubb integration expenses, net of tax	14	36	(61.1)%	0.03	0.08	(62.5)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	42	50	(16.0)%	0.09	0.11	(18.2)%
Adjusted net realized (gains) losses, net of tax	(165)	(76)	117.1%	(0.35)	(0.17)	105.9%
Core operating income (loss), net of tax	$1,122	$(60)	NM	$2.41	$(0.13)	NM

For the three months ended September 30, 2018 and 2017, the tax expenses (benefits) related to the table above were $(2) million and $(14) million, respectively, for Chubb integration expenses; $(12) million and $(18) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $14 million and $8 million, respectively, for adjusted net realized gains and losses; and $183 million and $(61) million, respectively, for core operating income (loss).

For the nine months ended September 30, 2018, net income was $3,607 million, or $7.71 per share, compared with $2,328 million, or $4.94 per share, for 2017. Core operating income was $3,472 million, or $7.42 per share, compared with $2,295 million, or $4.87 per share, for 2017. The P&C combined ratio was 89.8% for the nine months ended September 30, 2018 compared with 96.0% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 88.0% for the nine months ended September 30, 2018 and 2017. Book value per share remained essentially unchanged and tangible book value per share increased 1.5% from December 31, 2017. Book and tangible book value per share were unfavorably impacted by net realized and unrealized losses of $1,326 million after-tax in the company’s investment portfolio. In addition, FX unfavorably impacted book value by $572 million after-tax and tangible book value by $316 million after-tax.

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Chubb Limited

Nine Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2018	2017	Change	2018	2017	Change
Net income	$3,607	$2,328	55.0%	$7.71	$4.94	56.1%
Chubb integration expenses, net of tax	32	160	(80.0)%	0.07	0.34	(79.4)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	133	157	(15.3)%	0.29	0.33	(12.1)%
Adjusted net realized (gains) losses, net of tax	(300)	(350)	(14.3)%	(0.65)	(0.74)	(12.2)%
Core operating income, net of tax	$3,472	$2,295	51.3%	$7.42	$4.87	52.4%

For the nine months ended September 30, 2018 and 2017, the tax expenses (benefits) related to the table above were $(7) million and $(73) million, respectively, for Chubb integration expenses; $(32) million and $(62) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $25 million for adjusted net realized gains and losses for both periods; and $550 million and $353 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “As a global insurer with operations in 54 countries, we experienced an active quarter for natural catastrophes around the world, and Chubb’s underwriting excellence once again distinguished the company. We produced core operating income of $1.1 billion, or $2.41 per share, and a P&C combined ratio of 90.9%. Excluding catastrophes, our combined ratio of 84.8% reflects strong current accident year EPS, up 5% over prior year, and a nice contribution from positive prior period reserve development. The quality and balance of our earnings this quarter were evident, with P&C underwriting income of $669 million and net investment income of $883 million.

“Global P&C net premiums written, which exclude agriculture, increased 4% in the quarter in constant dollars. We had good growth in our U.S. commercial P&C divisions and simply excellent growth in our international P&C business. In our U.S. commercial P&C business excluding agriculture, net premiums increased 3.6%, or 4.6% excluding merger-related actions, which are now substantially completed and will be behind us after one more quarter. We achieved even stronger growth in our Overseas General operations, which include both commercial and consumer lines, with premiums up 7.5% in constant dollars. Our global presence and the expanded capabilities of today’s Chubb allow us to take advantage of growth opportunities in many areas without sacrificing underwriting standards.

“Commercial P&C pricing for the business we wrote was consistent with the prior quarter. Given market conditions, we are trading some growth for an underwriting profit – a proven strategy that requires discipline. We’re confident and optimistic about our ability to outperform the balance of the year and beyond.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2018 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q3 2018	Q3 2017	Change
P&C
Net premiums written (increase of 2.8% in constant dollars)	$7,546	$7,363	2.5%
Net premiums written – excluding merger-related actions (increase of 3.3% in constant dollars)			2.9%
Underwriting income (loss)	$669	$(784)	NM
Combined ratio	90.9%	110.8%
Current accident year underwriting income excluding catastrophe losses	$876	$839	4.3%
Current accident year combined ratio excluding catastrophe losses	88.2%	88.5%

Global P&C (excludes Agriculture)
Net premiums written (increase of 3.9% in constant dollars)	$6,662	$6,437	3.5%
Net premiums written – excluding merger-related actions (increase of 4.4% in constant dollars)			4.0%
Underwriting income (loss)	$590	$(870)	NM
Combined ratio	90.9%	113.6%
Current accident year underwriting income excluding catastrophe losses	$790	$752	4.9%
Current accident year combined ratio excluding catastrophe losses	87.9%	88.2%

•	Net premiums earned increased 1.3%, or 1.6% in constant-dollar.

•

Total pre-tax and after-tax catastrophe losses were $450 million (6.1 percentage points of the combined ratio) and $372 million, respectively, compared with $1,893 million (26.0 percentage points of the combined ratio) and $1,525 million, respectively, last year.

•

Core operating income with an expected level of catastrophe losses was $1.2 billion, or $2.60 per share, up 1.6% per share on the same basis from last year. P&C combined ratio with an expected level of catastrophe losses was 89.4% compared with 89.3% prior year.

•

Total pre-tax and after-tax favorable prior period development were $243 million (3.4 percentage points of the combined ratio) and $180 million, respectively, compared with $270 million (3.7 percentage points of the combined ratio) and $206 million, respectively, last year.

•	Operating cash flow was $1.7 billion.

•	Share repurchases totaled $379 million, or approximately 2.8 million shares, during the quarter and $703 million, or approximately 5.2 million shares, through September 30, 2018.

•	Net loss reserves increased $269 million adjusted for foreign exchange.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2018 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q3 2018	Q3 2017	Change
Total North America P&C Insurance
Net premiums written (increase of 2.4% excluding merger-related actions)	$5,301	$5,206	1.8%
Combined ratio	89.9%	108.7%
Current accident year combined ratio excluding catastrophe losses	86.4%	86.5%

North America Commercial P&C Insurance
Net premiums written (increase of 4.6% excluding merger-related actions)	$3,199	$3,086	3.6%
Net premiums written – Major accounts retail and excess and surplus (E&S) wholesale (increase of 5.4% excluding merger-related actions)	1,852	1,786	3.6%
Net premiums written – Middle market and small commercial	1,347	1,300	3.6%
Combined ratio	85.8%	109.6%
Current accident year combined ratio excluding catastrophe losses	86.7%	88.7%

North America Personal P&C Insurance
Net premiums written	$1,218	$1,194	2.0%
Net premiums written adjusted for one-time accounting actions			2.7%
Combined ratio	99.8%	120.8%
Current accident year combined ratio excluding catastrophe losses	83.2%	77.5%

North America Agricultural Insurance
Net premiums written	$884	$926	(4.5)%
Combined ratio	90.7%	90.4%
Current accident year combined ratio excluding catastrophe losses	89.9%	90.3%

Overseas General Insurance
Net premiums written (increase of 7.5% in constant dollars)	$2,081	$1,966	5.9%
Combined ratio	90.3%	101.6%
Current accident year combined ratio excluding catastrophe losses	90.0%	90.6%

•

North America Commercial P&C Insurance: Net premiums written in the middle market and small commercial divisions increased 3.6%. This growth reflects a 5.2% increase in P&C lines and an increase of 0.2% in financial lines. Net premiums written in the small commercial division increased 29.8%.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses was 83.2% compared with 77.5%, principally reflecting increasing frequency and severity of homeowners losses, primarily non-catastrophe water and fire losses.

•

Global Reinsurance: Net premiums written decreased 14.3%, or 14.7% in constant dollars, principally due to higher reinstatement premiums collected in the prior year relating to the 2017 natural catastrophes. The combined ratio was 86.7% compared with 187.4%. The current accident year combined ratio excluding catastrophe losses was 82.8%, compared with 82.2%.

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Chubb Limited News Release

•

Life Insurance: Segment income was $78 million, up 22.6%. International life insurance income was $29 million, up $16 million, which included a favorable reserve development of $8 million in the current quarter. Combined Insurance North America contributed segment income of $37 million, up 1.5%, and net premiums written increased 5.8%.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2018, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 24, 2018 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-394-8218 (within the United States) or 323-794-2588 (international), passcode 4557328. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Wednesday, November 7, 2018 and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contacts

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange (FX)). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets, which was $60 million in Q3 2018. Refer to page 3 in the Financial Supplement for the fair value adjustment in other periods. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including adjusted net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income (loss), net of tax excludes adjusted realized gains and losses, Chubb integration expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration expenses

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Chubb Limited News Release

related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income mean net of tax, whether or not noted.

Core operating income excluding catastrophe losses excludes the impact of catastrophe losses due to the significant size and number of these events which could obscure the underlying operating results. We believe this measure provides a better evaluation of our operating performance and enhances the understanding of the trends in our property and casualty business. Core operating income with expected level of catastrophe losses is a non-GAAP financial measure which excludes catastrophe losses above or below management’s view of typical catastrophe losses for that period. The adjustment for normalized catastrophe activity reduces the unusually large impact of catastrophe activity which is not indicative of our underlying performance. We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount. Core operating income, Core operating income excluding catastrophe losses, and Core operating income with expected level of catastrophe losses should not be viewed as a substitute for net income determined in accordance with GAAP. References to core operating income measures mean net of tax, whether or not noted.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations.

Current accident year P&C combined ratio excluding catastrophe losses and Current accident year core operating income excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items. P&C combined ratio with expected level of catastrophe losses excludes the impact of catastrophe losses above or below management’s view of typical catastrophe losses for that period. The adjustment for normalized catastrophe activity reduces the unusually large impact of catastrophe activity which is not indicative of our underlying performance.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life gross and net premiums written and deposits collected and Life Insurance gross and net premiums written measures presented in this release includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Core operating return on equity (ROE) or ROE calculated using core operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE

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Chubb Limited News Release

denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. Core operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Net premiums written excluding merger-related actions is a non-GAAP performance measure. Since the acquisition of the Chubb Corp, we have entered into new reinsurance agreements with third-party reinsurers for the Chubb Corp businesses and have taken other merger-related actions, including exiting certain types of business that do not meet our underwriting standards or adhere to our risk diversification strategy. We believe that this measure is meaningful to evaluate trends in our underlying business on a comparable basis.

Book value per common share, net of tax is shareholders’ equity divided by the shares outstanding. Tangible book value per common share, net of tax is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from core operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb integration expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees.

See reconciliation of Non-GAAP Financial Measures on pages 32-38 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, net investment income, and effective tax rate.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2018 performance and growth opportunities, pricing, taxes, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2018	December 31 2017
Assets
Investments	$101,163	$102,444
Cash	1,053	728
Insurance and reinsurance balances receivable	10,193	9,334
Reinsurance recoverable on losses and loss expenses	15,088	15,034
Goodwill and other intangible assets	21,471	22,054
Other assets	18,716	17,428

Total assets	$167,684	$167,022

Liabilities
Unpaid losses and loss expenses	$63,029	$63,179
Unearned premiums	15,725	15,216
Other liabilities	37,996	37,455

Total liabilities	$116,750	$115,850

Shareholders’ equity
Total shareholders’ equity	50,934	51,172

Total liabilities and shareholders’ equity	$167,684	$167,022

Book value per common share	$110.46	$110.32
Tangible book value per common share	$66.83	$65.87
Book value per common share excluding cumulative translation losses (1)	$114.45	$112.88
Tangible book value per common share excluding cumulative translation losses (1)	$69.67	$67.84

(1)

Cumulative translation losses were $1.8 billion in 2018 ($1.3 billion on tangible and $528 million on intangible net assets) and $1.2 billion in 2017 ($914 million on tangible and $273 million on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2018	2017		2018	2017
Gross premiums written	$10,054	$9,710		$28,716	$27,416
Net premiums written	8,110	7,902		23,229	22,193
Net premiums earned	7,908	7,807		22,599	21,816
Losses and loss expenses	4,868	6,247		13,457	14,182
Policy benefits	127	169		428	500
Policy acquisition costs	1,504	1,488		4,432	4,334
Administrative expenses	719	714		2,158	2,096
Net investment income	823	813		2,457	2,328
Net realized gains (losses)	19	(10)		35	84
Interest expense	164	150		488	451
Other income (expense):
Gains (losses) from separate account assets	(14)	24		(18)	70
Other	159	94		325	263
Amortization of purchased intangibles	83	65		253	194
Chubb integration expenses	16	50		39	233
Income tax expense (benefit)	183	(85)		536	243

Net income (loss)	$1,231	$(70)		$3,607	$2,328

Diluted earnings per share:
Net income (loss)	$2.64	$(0.15)	(1)	$7.71	$4.94
Core operating income (loss)	$2.41	$(0.13)	(1)	$7.42	$4.87

Weighted average diluted shares outstanding	466.0	466.4	(1)	468.0	471.6

(1)

For the three months ended September 30, 2017, weighted-average shares outstanding used in calculating net loss and core operating loss per share excludes the effect of dilutive securities of 3,820,673 shares. In periods where a net loss or core operating loss is recognized, inclusion of incremental dilution is antidilutive.

P&C combined ratio
Loss and loss expense ratio	63.6%	83.4%	61.4%	67.3%
Policy acquisition cost ratio	18.6%	18.6%	19.2%	19.5%
Administrative expense ratio	8.7%	8.8%	9.2%	9.2%

P&C combined ratio	90.9%	110.8%	89.8%	96.0%

P&C underwriting income (loss)	$669	$(784)	$2,135	$807

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30		September 30
	2018	2017	2018	2017
Gross Premiums Written
North America Commercial P&C Insurance	$4,108	$3,919	$12,108	$11,649
North America Personal P&C Insurance	1,369	1,338	4,039	3,892
North America Agricultural Insurance	1,270	1,303	2,018	2,039
Overseas General Insurance	2,541	2,380	8,156	7,519
Global Reinsurance	167	202	605	642
Life Insurance (1)	991	990	2,953	2,723

Total	$10,446	$10,132	$29,879	$28,464

Net Premiums Written
North America Commercial P&C Insurance	$3,199	$3,086	$9,342	$9,019
North America Personal P&C Insurance	1,218	1,194	3,601	3,433
North America Agricultural Insurance	884	926	1,380	1,390
Overseas General Insurance	2,081	1,966	6,664	6,185
Global Reinsurance	164	191	554	580
Life Insurance (1)	956	961	2,851	2,634

Total	$8,502	$8,324	$24,392	$23,241

Net Premiums Earned
North America Commercial P&C Insurance	$3,019	$3,016	$9,325	$9,156
North America Personal P&C Insurance	1,167	1,117	3,463	3,296
North America Agricultural Insurance	857	898	1,251	1,256
Overseas General Insurance	2,157	2,064	6,425	6,018
Global Reinsurance	157	185	492	542
Life Insurance	551	527	1,643	1,548

Total	$7,908	$7,807	$22,599	$21,816

Segment income (loss)
North America Commercial P&C Insurance	$933	$212	$2,875	$2,101
North America Personal P&C Insurance	57	(180)	252	206
North America Agricultural Insurance	79	84	222	197
Overseas General Insurance	363	131	1,095	756
Global Reinsurance	97	(81)	325	146
Life Insurance	78	64	219	178
Corporate	(132)	(189)	(450)	(448)

Total	$1,475	$41	$4,538	$3,136

(1)

Life Insurance gross and net premiums written includes deposits collected on universal life and investment contracts in 2018 (Q3 $392 million, YTD $1,163 million) and 2017 (Q3 $422 million, YTD $1,048 million).

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